Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, and 333-212716) and Form S-3 (No. 333-212719) of our reports dated January 31, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Comcast Corporation, and the effectiveness of Comcast Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2017.

/S/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
January 31, 2018

Comcast 2017 Annual Report Form 10-K